FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
The Securities Act of 1934

Date of Report: February 10, 1998

UNITED MORTGAGE TRUST
a Maryland trust

Commission File    IRS Employer Identification
Number 333-10109	No. 75-6496585

1701 N. Greenville Avenue, Suite 403
Richardson  TX  75081
(972) 705-9805



UNITED MORTGAGE TRUST
INDEX TO FORM 8-K
                                     Page Number


Item 2. Acquisition or Disposition of
  Assets                                  3

Item. 5. Other Information                3

Signatures                                4





ITEM 2. ACQUISITION OR DISPOSITION OF ASSETS

     On February 3, 1998, United Mortgage Trust
("the Company") acquired fourteen first lien mortgage notes with a total unpaid principal balance of $596,897, for $564,515 of the Gross
Offering Proceeds from the Closing. The notes were chosen for purchase following the Investment
Objectives and Policies as set forth in the Declaration of Trust, as amended, dated August 15, 1996, and using the Underwriting Criteria set forth therein. Eight of the notes were acquired from South Central Mortgage, Inc., an affiliate of the Advisor, Mortgage Trust Advisors, Inc. Six notes were acquired from private individuals:
Herbert Rische, Jack Lawson, Stella Lowry, Earl
Clinton, J.R. Gulledge and Mr. & Mrs. Robert
Kingsbury.

     The average first lien mortgage note acquired has an annual interest rate of 11.36%, has an unpaid principal balance of $42,635, a term remaining of 306 months, and a current annual yield of approximately 11.94%. The notes were acquired for approximately 94.57% of the outstanding unpaid principal balance.

     The Company paid an Acquisition Fee in the amount of $17,907 to the Advisor, Mortgage Trust
Advisors, Inc., which represents 3% of the unpaid principal balance of the first lien notes acquired.

    Funds used in the acquisition of the assets were offering proceeds from the sale of shares of the Company from the February 3, 1998 closing.

ITEM 5. OTHER INFORMATION

 Status of Offering

	Thirteen new shareholders were admitted to the Trust at the February 3, 1998 closing bringing the total number of shareholders to from 183 to 196, and the total number of outstanding shares from 217,741 to 267,317. Gross Offering Proceeds from the sale of shares was $991,520, making the total Gross Offering Proceeds from share sales
$5,346,340. Proceeds from the February 3, 1998 closing date were allocated as follows:

  $4,958 - to the Selling Group Manager
representing 0.5% (one half of one percent) of the Gross Offering Proceeds for Due Diligence
Fees.
  $99,152 - to the Selling Group Manager
representing 10% (ten percent) of the Gross
Offering Proceeds for  Selling Commissions.
  $95 - to the Escrow Agent as compensation for distributing interest accrued to subscribers.
  $887,315- to the Company.




SIGNATURES

     Pursuant to the requirements of the
Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                            UNITED MORTGAGE TRUST


February 10, 1998          /Christine A. Griffin/
                            Christine A. Griffin
                                 President